Exhibit 99.1

ATC Contact: Adam Smith
Senior Vice President, Investor Relations and FP&A
Telephone: (617) 375-7500

AMERICAN TOWER NAMES BUD NOEL AS COO
AND RICH ROSSI AS EVP AND PRESIDENT, U.S. TOWER

Boston, Massachusetts – January 7, 2025 – American Tower Corporation (NYSE: AMT) announced today that Eugene (“Bud”) Noel, currently Executive Vice President and President of the U. S. Tower Division, will become Executive Vice President and Chief Operating Officer, a newly created global position, effective January 13, 2025. This role will oversee American Tower’s global operations and IT, further effectuating the Company’s strategic priorities to drive operational efficiency and provide best-in-class service to its global customer base.

Mr. Noel joined the Company in 2011 as Senior Vice President, U.S. Tower Operations, and prior to being appointed the Executive Vice President and President of the U.S. Tower Division in 2023, held the role of Chief Operating Officer, U.S. Tower. He brings over 25 years of experience in wireless real estate development and operations, including leadership positions held at Sprint Nextel and LightSquared. During his tenure in operations, Mr. Noel drove operational excellence across the Company’s U.S. business through efficiency, asset quality, technology, and customer service.

Richard (“Rich”) Rossi, currently Senior Vice President and General Counsel of U.S. Tower, a position he has held since 2018, will succeed Mr. Noel as Executive Vice President and President, U.S. Tower, also effective January 13, 2025. Mr. Rossi joined American Tower in 2001, and has since held leadership positions spanning functions across sales, marketing, finance, real estate and operations, and has been integral to the development and implementation of strategic customer agreements.

Steve Vondran, President and CEO of American Tower Corporation, stated, “I am thrilled to welcome Bud and Rich to their new positions, and to continue working closely with these immensely talented, experienced, and trusted leaders. The new COO position will be an important addition to my team, enabling us to deliver our industry leading customer service even more effectively and efficiently by accelerating the development and application of new technologies and operating capabilities across our global platform.”

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 148,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth under the caption “Risk Factors” in Item 1A of its most recent annual report on Form 10-K, and other risks described in documents the Company subsequently files from time to time with the

Securities and Exchange Commission. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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